DRAFT                                                           Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Inhibitex, Inc. 2004 Stock Incentive Plan, the Inhibitex, Inc. 2004 Employee Stock Purchase Plan, the Inhibitex, Inc. 2002 Non-Employee Directors Stock Option Plan, the Inhibitex, Inc. Amended and Restated 1998 Equity Ownership Plan, and the Stock Option Agreement with Timothy J. Foster of our report dated February 16, 2004, except for Note 15, as to which the date is May 21, 2004, with respect to the financial statements of Inhibitex, Inc. included in its Prospectus dated June 3, 2004 (No. 333-113243) for the year ended December 31, 2003 filed with the Securities and Exchange Commission.



                                                    /s/ Ernst & Young LLP

Atlanta, Georgia
June 11, 2004